EXHIBIT 3.03

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

ROGERS INTERNATIONAL RAW MATERIALS FUND, L.P.

This Seventh Amended and Restated Agreement of Limited Partnership is made as of this 20th day of September, 2010, by and among Beeland Management Company, L.L.C., an Illinois limited liability company, as General Partner, and those other parties who now or hereafter, from time to time, execute this Agreement ,whether in counterpart or by separate instrument or otherwise, as Limited Partners or who otherwise agree to be admitted as Limited Partners and to be bound by the terms hereof.

WITNESSETH:

WHEREAS, the parties continue a limited partnership (the “Partnership”) formed pursuant to the provisions of the Revised Uniform Limited Partnership Act of the State of Illinois (the “Act”) under the name Rogers International Raw Materials Fund, L.P.; and

WHEREAS, the parties hereto intend to hereby document the terms and conditions pursuant to which the Partnership will continue to operate.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto, intending to be legally bound, hereby adopt the following terms and conditions as their Agreement of Limited Partnership.

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

The General Partner and an initial limited partner formed the Partnership as a limited partnership under the Act, and the General Partner caused to be filed the Partnership’s Certificate of Limited Partnership on May 8, 2000. The General Partner shall cause an Amendment to that Certificate to be filed at such time(s) as such a filing is required by the Act. The rights and liabilities of the Partners shall be as set forth in the Act, except as herein otherwise expressly provided.

ARTICLE II

NAME

The business of the Partnership shall be conducted under the name of “Rogers International Raw Materials Fund, L.P.” or such other name as the General Partner shall from time to time hereafter designate in writing to the Limited Partners.

ARTICLE III

DEFINITIONS

When used in this Agreement, and not otherwise specifically defined, the following terms shall have the meanings set forth below.

(a) “Accounting Period” means (i) any fiscal year of the Partnership or (ii) any shorter period ending as of the last day of a calendar month prior to the month in which the Partnership Interest of any Partner shall change, whether by withdrawal(s), the admission of new Partners, the contribution of additional capital, or otherwise. Any Accounting Period which begins on a date other than the first day of a fiscal year shall close not later than December 31 of that fiscal year.

(b) “Act” means the Revised Uniform Limited Partnership Act of the State of Illinois.

(c) “Additional Limited Partner” means a Limited Partner (other than a Substituted Limited Partner) admitted to the Partnership after the close of the offering of interests in the Partnership described in Section 8.3.

(d) “Affiliate” of the General Partner shall mean (i) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of the General Partner; (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by the General Partner; (iii) any person, directly or indirectly, controlling, controlled by, or under common control of the General Partner; (iv) any officer, director, partner or member of the General Partner; or (v) if the General Partner is an officer, director, or partner, any person for which the General Partner acts in any such capacity.

(e) “Agreement” means this Agreement of Limited Partnership, as it may be amended, modified or supplemented from time to time.

(f) “Allocable Share of Net Profits or Net Losses” of a Partner means, for any Accounting Period, that part of Net Profits or Net Losses for such Accounting Period allocable to the Partner pursuant to Article IX of this Agreement.

(g) “Capital Account” means a separate account maintained for each Partner. A Partner’s Capital Account shall be credited with: (1) In the case of a Limited Partner, its Capital Contribution and its Allocable Share of Net Profits, and (2) in the case of the General Partner, its Capital Contribution, its Allocable Share of Net Profits, if any, which it elects to contribute to the capital of the Partnership as a Capital Contribution pursuant to Section 8.1 and any Allocable Share of Net Profits thereon (as a Limited Partner). A Partner’s Capital Account shall be reduced by: (1) its Allocable Share of Net Losses and (2) cash and the fair market value of other property distributed to the Partner. The term “Capital Account” shall have reference not only to the Capital Account as such, but also to the balance in the Capital Account of a Partner at any specified time.

(h) “Capital Contribution” means all contributions to the Partnership capital by a General or Limited Partner pursuant to Sections 8.1, 8.2 and 8.6, less any Distributions to the Partner which are treated as a return of capital pursuant to Section 8.5.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and successor laws of similar effect.

(j) “Distribution” means a transfer of property or payment of cash to a Partner by the Partnership.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, and any amendments or modifications thereof.

(l) “ERISA Limited Partner” means a Limited Partner who is (i) an “Employee Benefit Plan,” as defined in Section 3(3) of ERISA; (ii) a plan described in Section 4975(e)(1) of the Code; or (iii) a partnership or other entity, the general partner (or other responsible person) of which has been appointed “investment manager,” as defined in Section 3(38) of ERISA, over the assets used by one or more Employee Benefit Plans to purchase limited partnership (or other) interests in such partnership (or other entity).

(m) “General Partner” means Beeland Management Company, L.L.C., or any successor or successors thereto acting in the capacity of the general partner of the Partnership.

(n) “Government Security” and “Government Securities” shall have the meanings assigned to such terms under the Investment Company Act of 1940, as amended (the “1940 Act”).

(o) “Index” means the Rogers International Commodity Index®.

(p) “Limited Partners” means the parties who execute this Agreement or a counterpart hereof (including by separate instrument) as limited partners or who otherwise agree to be admitted as limited partners and to be bound by the terms hereof, and the General Partner, if it makes a Capital Contribution, to the extent of such contribution (and Distributions thereon). Reference to a “Limited Partner” shall mean any one of the Limited Partners.

(q) “Net Assets” shall have the meaning set forth in Section 8.3(c).

(r) “Net Asset Value Per Unit” shall have the meaning set forth in Section 8.3(c).

(s) “Net Profits” or “Net Losses” shall mean all net profits earned by or net losses incurred by the Partnership in any Accounting Period or other fiscal period, including all of the Partnership’s open positions in securities, commodities, including futures, forward and option contracts and any and all interests therein (“Positions”), minus the amount of any Management Fee, as provided in Section 11.1, determined on an accrual basis in accordance with generally accepted accounting principles; provided, however, that all of the Partnership’s Positions shall be valued at their fair market value as of the end of each Accounting Period. On all Positions which were open at the beginning of an Accounting Period and subsequently closed during the Accounting Period, gain or loss shall be determined on the basis of the fair market values used at the close of the immediately preceding Accounting Period. All questions relating to valuation arising in determining Net Profits or Net Losses shall be resolved by the Partnership’s regularly employed certified public accountants, whose good faith decision shall, absent manifest error or fraud, be final. For the avoidance of doubt, the terms “Net Profit” and “Net Losses,” shall exclude Partnership income or loss related to or arising out of the bankruptcy of Refco Inc. and its affiliates, and any such income or loss (in each case, regardless of source) shall be allocated only among Partners (including former Partners) who were Partners as of October 31, 2005, in accordance with their Partnership Interests on such date.

(t) “Partners” means the General Partner and all Limited Partners where no distinction is required by the context in which the term is used herein.

(u) “Partnership” means Rogers International Raw Materials Fund, L.P., a limited partnership formed pursuant to the provisions of the Act.

(v) “Partnership Interest” means, with respect to a Limited Partner, such Limited Partner’s ownership interest in the Partnership at any particular time, including the right to the benefits to which a Limited Partner may be entitled to under this Agreement and his obligation to comply with the terms and obligations of this Agreement. Each Limited Partner’s Partnership Interest shall, for all purposes, be the ratio that the Net Asset Value of Units owned by that Limited Partner bears to the aggregate Net Asset Value of all Units held by all Limited Partners (including the General Partner, to the extent of any Units owned by the General Partner). Reference to Limited Partners holding a majority or a specified percentage in Partnership Interest shall mean any Limited Partner or group of Limited Partners who own over 50% or at least such specified percentage, as the case may be, of the aggregate Net Asset Value of all Units held by all Limited Partners (including the General Partner, to the extent of any Units owned by the General Partner), except as specifically provided otherwise herein.

(w) “Section” means a Section of this Agreement if no reference is made to a statute, law or other document.

(x) “Subscription Agreement” means the Agreement for subscription for the purchase of Units of the Partnership in such form as is approved by the General Partner.

ARTICLE IV

PURPOSE

The purpose of the Partnership is to trade and invest in a portfolio of commodity futures, swaps and cash forward contracts traded on both recognized exchanges and in the off-exchange or “over-the-counter” markets throughout the world, as the General Partner shall, in its sole discretion, determine. The purpose of such trading and investing shall be to replicate, to the extent deemed reasonably possible by the General Partner, the component commodity positions which comprise the Index. The Partnership may also invest its funds in Government Securities and Government Security based financial products; provided that not more than 20% of the interest may be allocated to the Partnership’s commodities brokers and, otherwise, the Partnership will receive all interest income earned on its assets.

The Partnership may engage in any and all activities related or incidental to the activities described above. However, the Partnership shall not operate in a manner which would cause it to become an investment company required to register under the 1940 Act.

ARTICLE V

NAMES AND ADDRESS OF PARTNERS

The names and addresses of the Partners are as maintained from time to time by the General Partner in its records for the Partnership.

ARTICLE VI

TERM

The term of the Partnership began upon the filing of its Certificate of Limited Partnership and shall continue until terminated as hereinafter provided.

ARTICLE VII

PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Partnership shall be at 141 W. Jackson Blvd., Suite 1340A, Chicago, Illinois 60604. The General Partner may, from time to time, change the principal place of business or establish additional places of business whether within or without the State of Illinois. In such event, the General Partner shall notify the Limited Partners of such change.

ARTICLE VIII

CAPITAL AND CONTRIBUTIONS

Section 8.1. General Partner

(a) The General Partner shall maintain a Capital Account in the Partnership in an amount in its sole discretion, provided, however, that said Capital Account shall be not less than the greater of $25,000 or 1% of the Partnership’s Net Assets. In addition, for so long as the General Partner is the general partner of the Partnership, the General Partner shall maintain a minimum net worth of not less than the greater of $50,000 or 5% of the total contributions to the Partnership and to all other commodity pool programs for which the General Partner serves as general partner; provided, however, that in no event shall the General Partner be required to maintain a net worth in excess of $1,000,000.

(b) A Capital Account shall be established and maintained for the General Partner, which shall be credited and debited as provided in paragraph (g) of Article III.

(c) The General Partner shall be deemed to be a Limited Partner to the extent of the General Partner’s Capital Contribution, for all purposes under this Agreement. All Capital Contributions of the General Partner shall be evidenced by Units (as defined in Section 8.2(a)).

Section 8.2. Limited Partners

(a) Each Limited Partner shall make an initial Capital Contribution to the Partnership in the amount called for by his Subscription Agreement. Each Limited Partner’s Capital Contribution is due upon subscription. The Capital Contributions to be made to the Partnership by the Limited Partners shall be divided into and evidenced by units of Partnership Interests, calculated to four decimal places (the “Units”), which may be issued in one or more series (each, a “Series”) with a purchase price per Unit specified in Section 8.3(a). Each Limited Partner must agree to make an initial Capital Contribution of at least $5,000.

(b) A Capital Account shall be established for each Limited Partner, which shall be credited and debited as provided in paragraph (g) of Article III.

Section 8.3. Sale of Units of Limited Partnership Interest

(a) The General Partner shall solicit subscriptions for the purchase of Units in an offering (the “Offering”), the terms of which shall be as set forth in a prospectus (the “Prospectus”) included in a registration statement (each such registration statement a “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”). The purchase price per Unit shall be the Net Asset Value per Unit (as that term is defined in Section 8.3(c)) of the relevant Series as of the close of business on the day preceding the effective date of the purchase; provided, however, that the initial purchase price per Unit of any Series of Units of which there are no outstanding Units shall be as described in the Prospectus pursuant to which such Series of Units is offered.

The General Partner and affiliates of the General Partner may subscribe for Units on the same terms and conditions as any other subscriber. During the Offering, the General Partner may admit as a Limited Partner, within its sole and unrestricted discretion, those persons and entities who deliver to the Partnership an executed Subscription Agreement in accordance with the terms thereof, including payment of the subscription called for therein. Each subscriber whose Subscription Agreement is accepted by the Partnership as a Limited Partner, shall make its Capital Contribution to the Partnership by delivering the full amount of the subscription for Units by check or wire transfer.

The General Partner may, in its sole discretion, employ registered broker-dealers (“Soliciting Dealers”) to assist in the offer and sale of the Units. All Soliciting Dealers employed by the General Partner shall be required to execute a soliciting dealer agreement in a form approved by the General Partner. The General Partner shall be authorized to pay Soliciting Dealers the compensation described in such soliciting dealer agreement.

The number of Units purchased by each subscribing Limited Partner, the amount of the Capital Contribution each Limited Partner has made and the Partnership Interest of each Limited Partner shall be recorded on a schedule maintained by or on behalf of the General Partner. No certificate or other evidence of ownership shall be issued in respect of the Units or Partnership Interests other than this Agreement, or a counterpart thereof which, when executed and delivered by the General Partner, shall solely represent and evidence the Units and Partnership Interests purchased by each Limited Partner. However, the Partnership may retain a Subscription Agent whose duties may include providing notification to Limited Partners with respect to their ownership of Units, and the General Partner shall deliver, or cause to be delivered, to each Limited Partner such reporting as required under the rules of the Commodity Futures Trading Commission (“CFTC”).

(b) After the termination of each Offering, the General Partner may, in its discretion, make additional Offerings of Units on the following terms and conditions:

(1) Each subsequent Unit sold (“New Units”) shall require the Capital Contribution specified by Section 8.3(a);

(2) New Units sold during any month shall be accepted or rejected as of the close of business on the last trading day of such month;

(3) Each Limited Partner admitted in a subsequent Offering shall execute and acknowledge such instruments as the General Partner may deem necessary or desirable to effectuate such admission and to confirm that the Additional Limited Partner has agreed to be bound by all the covenants, terms and conditions of this Agreement;

(4) The General Partner may register Units and/or make additional Offerings of Units (including, for the avoidance of doubt, private offerings), in its sole discretion. The General Partner does not, however, have any obligation or duty to register any Units with any authority. No Limited Partner shall have any preemptive or other rights with respect to the issuance or sale of any additional Units. The General Partner may, in its sole discretion, terminate any offering of Units.

(c) “Net Assets” of the Partnership for purposes of this Agreement shall mean the Partnership’s total assets minus the Partnership’s total liabilities, determined in accordance with generally accepted accounting principles, with all open positions marked to market. The term “Net Asset Value Per Unit” for purposes of this Agreement means the Net Assets of the Partnership attributable to each Series at the time of calculation divided by the aggregate number of Units in each such Series outstanding at that time.

Section 8.4. Status of Capital Account of Limited Partner

Except as otherwise specifically set forth in this Agreement, no Limited Partner shall have the right to withdraw all or any part of the credit balance in his Capital Account, to receive any Distribution from the Partnership or to demand or receive property other than cash in withdrawal of the credit balance of his Capital Account or as Distributions of income. No Limited Partner shall have priority over another Limited Partner in connection with the return of his Capital Contributions or Distribution of the credit balance in his Capital Account, or as to any other Distributions by the Partnership; provided, however, that Limited Partners admitted after October 31, 2005 shall not be entitled to participate in any distributions to the Partnership made in connection with the bankruptcy of Refco Inc. and its affiliates, regardless of source of such distributions, or any Distributions (to Partners or former Partners) of the proceeds of such distributions. Capital contributed to the Partnership and the credit balance in a Partner’s Capital Account shall not bear interest.

Section 8.5. Withdrawal of Interests

(a) Upon the terms and conditions set forth in this Section 8.5, a Limited Partner may reduce or redeem all of its Partnership Interest in the Partnership, and have part or all of the credit balance in its Capital Account returned to it, by withdrawing funds from its Capital Account.

(b) A Limited Partner who desires to have all or a portion of the credit balance in its Capital Account returned to it shall give the General Partner written notice (a “Notice of Withdrawal”) not less than six (6) business days prior to the date as of which the Limited Partner desires to effect such partial or complete withdrawal. The General Partner may, but shall not be required to, employ a Subscription Agent as its agent to receive and process any such Notice of Withdrawal. The Notice of Withdrawal shall state the date upon which the withdrawal is desired, which date must be the last trading day of any month (the “Withdrawal Date”). In the case of a partial withdrawal, such notice shall also specify either the percentage of the credit balance in his Capital Account that he wishes to withdraw at the Withdrawal Date, or the dollar amount of capital which he wishes to have returned to him, subject to the requirement that any such withdrawals may only be in increments of the Net Asset Value of a Unit in the applicable Series and to the additional terms and conditions set forth in this Section 8.5. Any withdrawal request approved by the General Partner or its agent shall be effective as of the close of business on the Withdrawal Date specified in the Notice of Withdrawal. For purposes of this Section 8.5, a “business day” is any day, Monday through Friday, except U.S. federal holidays.

(c) In the event a Limited Partner has delivered an appropriate Notice of Withdrawal to the Partnership, the General Partner shall distribute to the withdrawing Limited Partner, per Unit withdrawn, an amount equal to the Net Asset Value Per Unit as of the effective time of the withdrawal on the Withdrawal Date. Any such Limited Partner’s Capital Account shall be reduced by the amount so paid and its Partnership Interest shall be adjusted accordingly as of the Withdrawal Date. Payment for the withdrawn Units shall be made within 30 days after the Withdrawal Date. From the time of the General Partner’s receipt of a Notice of Withdrawal to the effective time of the withdrawal on the Withdrawal Date, the Units will remain at risk in the business of the Partnership and the withdrawing Limited Partner shall have all the rights of a Limited Partner under this Agreement.

(d) No Limited Partner may withdraw less than all of the credit balance of its Capital Account in accordance with the above provisions if, as of the Withdrawal Date, such withdrawal would reduce the credit balance of its Capital Account to less than $5,000 (after subtracting the amount such Limited Partner wishes to withdraw).

(e) Notwithstanding the provisions of Section 8.5(d), if the General Partner determines it is in the best interests of the Partnership, it may permit a Limited Partner to withdraw part or all of the credit balance in his Capital Account at any time.

(f) A Limited Partner shall have no personal liability for the debts, liabilities and other obligations of the Partnership from and after the effective time of the withdrawal on the Withdrawal Date as provided in this Section 8.5, except to the extent provided under Illinois law for Partnership debts and liabilities incurred prior to such effective time on such date, and then only for amounts withdrawn by or distributed to such Limited Partner.

(g) Subject to subsection (a) and (b) of this Section 8.5 and to the following, the General Partner, acting alone or, at its election, in conjunction with the Subscription Agent, shall honor all Notices of Withdrawal in the order they are received (on the basis of postmark or delivery, with the General Partner selecting Units for withdrawal by lot with respect to Notices of Withdrawal received on the same date). If, however, the number of withdrawals requested for any month or over any other given period of time, in the opinion of the General Partner, (i) threatens the termination of the Partnership or the Partnership’s tax year; or (ii) is otherwise detrimental to the tax status of the Partnership, the General Partner may (but is not required to) select by lot only so many withdrawals as will, in its judgment, not result in such consequences. The General Partner shall notify the Limited Partners in writing within 10 days after the effective date of the withdrawal if their Units have not been withdrawn. Any Units not withdrawn in this event shall remain at risk in the business of the Partnership and shall not be withdrawn absent another separate Notice of Withdrawal given in the manner provided in this Section 8.5. In addition, if during the ten day period preceding the effective date of withdrawal, futures and forward contracts representing 10% or more of the Partnership’s portfolio of futures positions cannot be traded as a result of trading limits in applicable exchanges, then the Partnership may (but is not required to) suspend all withdrawals for a period of up to 10 days after the trading limit is no longer applicable. In the event of a suspension of withdrawals, all Units will remain at risk in the business of the Partnership and shall not be withdrawn absent a Notice of Withdrawal given following the lifting of the suspension by the General Partner and in the manner otherwise provided in this Section 8.5.

(h) The General Partner (in its capacity as General Partner or as a Limited Partner) may withdraw any part or all of the credit balance in its Capital Account, subject to Section 8.1(a), at the same times and upon the same terms (including notice to the Partnership) as the Limited Partners.

(i) If at the close of business (as determined by the General Partner) on any business day, the Net Asset Value per Unit has decreased to less than 50% of the Net Asset Value per Unit on the most recent month-end valuation date, after adding back all distributions, the Partnership will liquidate all open positions as expeditiously as possible and suspend trading. Within 7 business days after any such suspension of trading, the General Partner shall declare a “special redemption date.” Such special redemption date shall be a business day within 30 business days from the date of suspension of trading by the Partnership, and the General Partner shall mail notice of such date to each Limited Partner and assignee of Units of whom it has received written notice, by first class mail, postage prepaid, not later than 7 business days of the date of the decline of the Net Asset Value per Unit, together with instructions as to the procedure such Limited Partner or assignee must follow to have such Limited Partner’s or assignee’s interest (only entire, not partial, interests may be so redeemed unless otherwise determined by the General Partner) in the Partnership redeemed on such date. Upon redemption pursuant to a special redemption date, a Limited Partner or any other assignee of whom the General Partner has received written notice, shall receive from the Partnership an amount equal to the Net Asset Value of such Limited Partner’s interest, determined as of the close of business (as determined by the General Partner) on such special redemption date. An assignee shall not be entitled to redemption on any special redemption date until the General Partner has received written notice of the assignment, transfer or disposition under which the assignee claims an interest in the Units to be redeemed. If, after such special redemption date, the Net Assets of the Partnership are at least $5,000,000, the Partnership may, in the discretion of the General Partner, resume trading. If the preceding conditions are not met or the General Partner determines not to resume trading, the Partnership will be dissolved and terminated.

Section 8.6. Additional Capital Contributions

Any Limited Partner may make additional Contributions of Capital, but only in the manner set forth in Section 8.3.

Section 8.7. Removal of Limited Partners; Reduction of Interests

(a) If any application by or business activity of the Partnership or any person or entity affiliated with the Partnership for membership or participation in any commodities, options or securities exchange, clearing agency, or other self-regulatory organization is denied, limited, conditioned or otherwise adversely affected by reason of any Limited Partner’s interest in the Partnership, and such Limited Partner does not, within thirty (30) days following receipt of written notice thereof, cure any defect or other cause of such adverse action, to the sole and absolute satisfaction of the General Partner, such Limited Partner shall be deemed to have elected to have withdrawn his Capital Account in the manner provided for in Section 8.5; provided, however, that such withdrawal shall be effective as of the close of the month in which said thirty (30) day period ends; and further provided that the time limitations and further notice provisions contained in Section 8.5(b) shall not apply. For purposes of determining the balance in the Limited Partner’s Capital Account as of the close of such month, the General Partner shall close the Partnership’s books and allocate Net Profits and Net Losses as of such date. Upon such withdrawal, such Limited Partner shall have only such rights and be obligated to only such liabilities as may otherwise be provided in this Agreement.

(b) If, at the close of any month during the term of the Partnership, the aggregate value of any class of equity interests of the Partnership held by all ERISA Limited Partners would represent 25% or more of the aggregate value of such class of equity interests held by all Limited Partners (regardless of the reason for such overage), the General Partner may, but shall not be required to, redeem Units held by ERISA Limited Partners in an amount such that the aggregate value of such class of equity interest held by all ERISA Limited Partners does not equal 25% of the aggregate value of such class of equity interest held by all Limited Partners. The amount of any such redemption shall be paid, within 5 business days of such reduction, to the appropriate Limited Partners as though the amount had been withdrawn pursuant to Section 8.5. Units held by each ERISA Limited Partner, if Units are redeemed hereunder, shall be redeemed and shall be redeemed by the same percentage. Operation of this Section 8.7(b) and the redemptions contemplated hereby are expressly consented to by each ERISA Limited Partner.

ARTICLE IX

ALLOCATIONS AND DISTRIBUTIONS

Section 9.1. Allocation of Net Profits and Net Losses

Allocations among Partners. Net Profits and Net Losses of the Partnership shall be allocated among the Partners during each Accounting Period in the proportion which the Partnership Interest held by each such Partner on the first day of the relevant Accounting Period bears to the total Partnership Interest held by all Partners on such date. For the avoidance of doubt, the terms “Net Profit” and “Net Losses,” shall exclude Partnership income or loss related to or arising out of the bankruptcy of Refco Inc. and its affiliates, and any such income or loss (in each case, regardless of source) shall be allocated only among Partners (including former Partners) who were Partners as of October 31, 2005, in accordance with their Partnership Interests on such date.

Section 9.2. Distributions

(a) Subject to the limitations set forth in Section 9.2(b), the Partnership may distribute such portion of the Net Profits during each Accounting Period as the General Partner, in its sole and absolute discretion, shall determine from time to time. However, the General Partner’s and Partnership’s general policy shall be to not make any Distributions. Except to the extent provided in Section 11.2, the amount of all Distributions to Limited Partners shall be computed and paid to each of the Limited Partners in the proportion which the Partnership Interest held by each such Limited Partner on the first day of the relevant Accounting Period bears to the total Partnership Interest held by all Limited Partners on such date, except with respect to Distributions related to proceeds to the Partnership arising out of the bankruptcy of Refco Inc. and its affiliates, which proceeds shall be allocated or Distributed solely to Partners (and former Partners) who were Partners on October 31, 2005; and such allocations or Distributions shall be made among such Partners (and former Partners) pro rata in the same manner as described above using Partnership Interests as of October 31, 2005 as the basis of calculation.

(b) Before making any Distribution, the Partnership must have available to it unencumbered funds sufficient for such Distribution after taking into account the amounts necessary to provide a reasonable reserve for the continuing conduct of the business of the Partnership and to provide the Partnership with normal working capital. The amount of such reserve shall be determined by the General Partner in its sole and absolute discretion and shall include such funds as the General Partner deems reasonably necessary or appropriate in order to meet the foreseeable requirements of the Partnership for the Accounting Period in which the Distribution is to be made.

Section 9.3. Federal Income Tax Allocations

(a) The Partnership’s income and expense and capital gain or loss from its investment and trading operations shall be allocated among the Partners pursuant to the following subparagraphs for federal income tax purposes; provided, however, that Partnership income or expense related to or arising out of the bankruptcy of Refco Inc. and its affiliates, regardless of source, shall be allocated only to those persons who were Partners on October 31, 2005, in accordance with their Partnership Interests on such date. For the avoidance of doubt, Partnership recoveries related to the bankruptcy of Refco Inc. and its affiliates attributable to former Partners shall be payable to such former Partners subject to adjustment for any related expense (including, but not limited to, litigation and indemnification expenses). Allocations shall be pro rata from (i) short-term gain or loss and (ii) long-term capital gain or loss and (iii) operating income or loss realized and recognized by the Partnership.

(1) Items of income gain, loss, deduction and expense shall be allocated pro rata among the Partners based on their respective Capital Accounts as of the end of each Accounting Period in which such items accrue, after taking into account the allocation of Management Fees attributable to such Partner.

(2) Any gain or loss required to be taken into account in accordance with Section 1256 of the Code shall be considered a realized gain or loss for purposes of this Section 9.3.

(b) In the event that a Partnership Interest has been assigned, the allocations prescribed by this Section 9.3 shall be made with respect to such Partnership Interest without regard to the assignment, except that in the year of assignment the allocations prescribed by this Section 9.3 shall be divided between the assignor and the assignee based on the number of months each held the assigned Partnership Interest.

(c) The allocations set forth in this Section 9.3 are intended to allocate taxable profit and loss among Partners generally in the ratio and to the extent that Net Profit and Net Loss are allocated under Section 9.1 so as to eliminate, to the extent possible, any disparity between a Partner’s Capital Account and his tax basis account with respect to each Unit then outstanding, consistent with the principles set forth in Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

(d) Notwithstanding anything herein to the contrary, in the event that at the end of any Partnership taxable year, any Limited Partner’s tax basis is adjusted for, or such Limited Partner is allocated, or there is distributed to such Limited Partner, any item described in Treasury Regulation Section 1.704-(b)(2)(ii)(d)(4), (5) or (6) in an amount not reasonably expected at the end of such year, and such treatment creates a deficit balance in such Limited Partner’s tax basis, then such Limited Partner shall be allocated all items of income and gain of the Partnership for such year and for all subsequent taxable years of the Partnership until such deficit balance has been eliminated. In the event that any such unexpected adjustments, allocations or distributions create a deficit balance in the tax basis accounts of more than one Limited Partner in any Partnership taxable year, all items of income and gain of the Partnership for such taxable year and all subsequent taxable years shall be allocated among all such Limited Partners in proportion to their respective deficit balances until such deficit balances have been eliminated. Upon the dissolution and termination of the Partnership, the General Partner must contribute to the Partnership an amount equal to any deficit balance in its tax basis account. This paragraph is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith. Under no circumstances shall any Limited Partner be obligated to the Partnership to restore any deficit balance in his tax basis account.

Section 9.4. Section 754 Election

The General Partner may, in its sole and absolute discretion, make an election on behalf of the Partnership under Section 754 of the Code to adjust the tax basis of its assets.

Section 9.5. Fiscal Year

Except as otherwise required by the Code, the fiscal year of the Partnership shall be the calendar year.

ARTICLE X

MANAGEMENT OF THE PARTNERSHIP

Section 10.1. Powers of the General Partner

(a) The General Partner shall have exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Pursuant to the foregoing, it is understood and agreed that the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. The General Partner is hereby granted the right, power and authority to execute and deliver on behalf of the Partnership such documents or instruments relating to Partnership affairs as may be appropriate to the conduct of Partnership business including, without limitation, the Agreement, applications or reports to or with the Commodity Futures Trading Commission (the “CFTC”), the SEC, state securities commissions and with any boards of trade and other national securities or commodity exchanges and contract markets, consulting agreements, and any amendments thereto, and to execute all other agreements, documents, or instruments necessary for proper conduct of the affairs of the Partnership. Further, the General Partner in its sole and absolute discretion shall have the power on behalf of the Partnership:

(1) To engage in all transactions involving Partnership activities on or off securities or commodity exchanges or contract markets on which the Partnership shall be authorized to be so engaged; provided that, the Partnership shall not employ the trading technique commonly known as “pyramiding”;

(2) To acquire or invest and reinvest funds in government securities (as that term is defined in the 1940 Act), foreign exchange, Eurodollar deposits, certificates of deposit, futures contracts, currencies, precious metals, commodities, commodity instruments, cash forward transactions and options traded on commodity exchanges (collectively, “Instruments”);

(3) To borrow and to raise monies and, from time to time, to issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, bonds, debentures and other negotiable or nonnegotiable instruments or evidences of indebtedness in the name of the Partnership, and to secure the payment of any other instrument of lien, conveyance or assignment in trust upon the whole or any part of the property of the Partnership, whether at that time owned or thereafter acquired, with the provision that no creditor making a loan may have or acquire, at any time, as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor;

(4) To make such arrangements with respect to bank accounts and to authorize signatures for checks, notes and other instruments of the Partnership as it shall deem appropriate;

(5) To employ, on behalf of the Partnership, a Subscription Agent, selling brokers, floor brokers and traders, agents, consultants, advisers, employees, accountants, lawyers, brokers, clerical help, and to obtain such other assistance and services as may seem proper and to pay such remuneration as the General Partner may deem reasonable and appropriate but not in excess of any other limitations set forth in this Agreement, whether or not such assistance or services are rendered by an Affiliate; provided, however, that the term of any contract with the General Partner or any of its affiliates or any trading advisor shall not be greater than one year and shall be terminable upon sixty days’ notice;

(6) To enter into such agreements with futures commission merchants, introducing brokers, government securities dealers, broker-dealers and dealers (collectively “brokers”) upon such terms and conditions as may be necessary or desirable;

(7) To deposit with any such futures commission merchants and brokers, Instruments and cash on behalf of the Partnership; and to borrow money or execute margin agreements in connection with the purchase or sale of any of the instruments or contracts described in Article IV;

(8) To possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Instruments;

(9) To sue, and be sued, complain and defend, compromise and settle claims in the name of, or on behalf of, the Partnership;

(10) To have and maintain one or more offices within or without the State of Illinois and to rent or acquire office space, engage personnel and do such other acts and things as may be necessary or desirable in the maintenance of such office or offices;

(11) To enter into, make and perform contracts, agreements, and other undertakings to the extent necessary or desirable in the accomplishment of Partnership purposes;

(12) To make representations and disclosures of information concerning the Partnership and the Partners; to pay required fees and dues and to perform all such additional undertakings to the extent necessary or desirable in connection with such applications;

(13) In connection with any offering of Units, to: (i) cause to be filed one or more offering statements or registration statements and related documentation, and all amendments thereto, with the SEC, the National Association of Securities Dealers, Inc. (“NASD”) and/or any other domestic or foreign authorities for the registration and offering of Units in the United States or elsewhere and one or more offering circulars or prospectuses and amendments and supplements thereto with the CFTC and the National Futures Association (the “NFA”); (ii) register or otherwise qualify Units for offering and sale under the “blue sky” and/or securities laws of any states of the United States and other domestic or foreign jurisdictions; (iii) make all arrangements for the offering and sale of Units, including, without limitation, the execution on behalf of the Partnership of a soliciting dealer agreement with one or more soliciting dealers for the offer and sale of the Units; and (iv) take all such action with respect to the matters described in the preceding clauses (i) through (iii) as the General Partner deems appropriate;

(14) To take all such action as the General Partner deems appropriate to avoid the requirement that the Partnership register as an investment company under the 1940 Act; and

(15) To do all such other things and engage in all other transactions, including the borrowing of money, as the General Partner shall deem necessary or appropriate to the exercise of the foregoing powers or to carry out the purpose of the Partnership, though not expressly enumerated herein. No rule of law for construction of contracts shall limit the powers of the General Partner to the powers specifically enumerated herein.

Section 10.2. Additional Limited Partners

The General Partner shall have the authority and right to admit Additional Limited Partners and Substituted Limited Partners in accordance with the procedures provided for in Section 8.3, in its sole and absolute discretion. By executing or otherwise adopting this Agreement, each Limited Partner shall be deemed to have consented to the admission of all Additional Limited Partners admitted to the Partnership by the General Partner.

Section 10.3. Duties

The General Partner shall manage and control the Partnership, its business and affairs, to the best of its ability and shall use its best efforts to carry out the business of the Partnership as set forth in Article IV. The General Partner shall devote such time to the Partnership business as it, in its sole and absolute discretion, shall deem to be necessary to manage and supervise the Partnership business and affairs in an efficient manner; provided, however, that nothing in this Agreement shall preclude the employment, of any agent or third party to manage or provide other services to the Partnership.

The General Partner may delegate its responsibility, in whole or in part, for the investment of the Partnership’s assets to one or more qualified trading advisors and may delegate trading discretion to such persons. If the General Partner elects to direct trading for the Partnership itself, the General Partner may nonetheless render advisory services to other clients or accounts and may employ and use the same trading strategies which are utilized in managing the Partnership’s investments. However, the General Partner agrees and represents that any such other services will not affect its capacity to continue to render services to the Partnership of the quality and nature contemplated by this Agreement. If the General Partner determines to delegate its responsibility for trading decisions to one or more trading advisors, it may negotiate and enter into one or more management agreements with the advisor(s) on behalf of the Partnership, including a management agreement under which the General Partner is one of the advisors.

Section 10.4. Independent Activities of the General Partner

The General Partner shall not be required to manage the Partnership as its sole and exclusive function and the General Partner as well as any one or more of the Affiliates of the General Partner may have other business interests and may engage in other activities in addition to those relating to the Partnership, including the rendering of advice or services of any kind to other investors and the making or management of other investments and/or trading vehicles, including those similar to those of the Partnership. Neither the Partnership nor any Partner shall have any interest or right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom; and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

The parties hereto further expressly acknowledge that the engagement of any Partners in such other activities shall not be considered a breach of any fiduciary or other duty such Partner may have to the Partnership or to the other Partners. The General Partner, on behalf of the Partnership, may employ from time to time an Affiliate to provide services for or to the Partnership, or may enter into other agreements or arrangements with any such person, provided that the General Partner shall not enter into any agreement or arrangement with the General Partner or one or more Affiliates on terms less favorable to the Partnership than those customarily charged by an unrelated party for similar services. The validity of any transaction, agreement or payment involving the Partnership and an Affiliate otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between a General Partner and such Affiliate.

Section 10.5. Tax Matters Partner

The General Partner shall, initially, be the Partnership’s Tax Matters Partner, and shall have complete authority and discretion with respect to all federal and state tax matters, including, without limitation, conducting all audits and other proceedings with the Internal Revenue Service, settlement of all tax controversies, selection of the forum for any contest relating thereto and employment of all auditors and attorneys. The Tax Matters Partner will keep the Partners advised of the status thereof. The General Partner may appoint successor or substituted Tax Matters Partner(s) in its sole discretion.

Section 10.6. Limited Partner Interest of General Partner

The General Partner and any Affiliates of the General Partner shall have the right to become Limited Partners of the Partnership by making appropriate Capital Contributions and purchasing Units, as provided in Article VIII.

ARTICLE XI

COMPENSATION OF GENERAL PARTNER

Section 11.1. Management Fee

(a) In consideration for all of its management and trading services, the General Partner will receive a monthly “Management Fee” of 0.0833% (1% annually) of the net assets of the Index Fund as of the end of the preceding month. The Management Fee shall be paid by the Partnership within ten (10) business days of the close of each month.

(b) For federal income tax purposes, the above compensation shall be treated as ordinary and necessary expenses of the Partnership paid to the General Partner (not acting in its capacities as Partner) in accordance with Section 707(a) of the Code.

Section 11.2. Partnership Expenses

The Partnership shall pay (i) customary and routine administrative expenses including operating expenses and third party suppliers of goods and services; (ii) any expenses reasonably incurred in connection with the transfer, withdrawal, purchase or sale of Units, which shall include, without limitation, professional legal, accounting and/or transfer agent fees in connection with the disposition of Units; and (iii) any and all brokerage commissions, clearing house charges, exchange or regulatory fees and similar charges attendant to the execution of futures or forwards trades (but not with respect to the execution of trades in United States Government Securities) by the Partnership.

In any event, the Management Fee, any advisory fees and all other fees, except for incentive fees and commodity brokerage commissions, when added to the customary and routine administrative expenses of the Partnership shall not exceed 1/2 of 1% of Net Assets per month (not to exceed 6% annually). For the purpose of this limitation, customary and routine administrative expenses shall include all expenses of the Partnership other than commodity brokerage commissions, incentive fees, the actual cost of legal and audit services and extraordinary expenses. The General Partner shall not receive a Net Asset fee if it receives, directly or indirectly, any portion of the brokerage commissions.

The Partnership’s organizational and offering expenses are limited to 15% of the capital contributions to the Partnership.

The Partnership’s brokerage arrangements shall be non-exclusive, and the brokerage commissions paid by the Partnership shall be competitive. Such brokerage commissions may not exceed 14% annually of the average net assets of the Partnership. The Partnership shall seek the best price and services available for its commodity transactions.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

Section 12.1. Liability to Partnership or Limited Partners

(a) None of the Partners shall be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the Partners by this Agreement or by law unless such act or omission constituted misconduct or was performed or omitted fraudulently or in bad faith or constituted negligence.

(b) None of the Partners shall be liable for the return or repayment of all or any portion of the capital or profits, including a Partner’s Capital Contribution and Capital Account, of any Partner (or transferee), it being expressly agreed that any such return of capital or payment of profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

Section 12.2. Indemnification

(a) The Partnership shall indemnify and hold harmless each Partner (as well as each Member, manager, agent, officer or employee of the General Partner, when acting on behalf of the Partnership or in connection with, Partnership business) from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, or the issuance and sale of Units including but not limited to any judgment, award, settlement, attorney’s fee and other cost or expense incurred in connection with the defense of any actual or threatened action, proceeding or claim; if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed to be in the best interests of the Partnership and did not constitute misconduct or were not performed or omitted fraudulently or in bad faith or as a result of negligence by the Partners. Any such indemnification shall be only from the assets of the Partnership.

(b) The Partnership shall indemnify and hold harmless each Limited Partner from and against any expense, including reasonable attorney’s fees, incurred in connection with the defense of any actual or threatened action, proceeding or claim arising from the personal liability of any Limited Partners to creditors of the Partnership, except to the extent provided in Section 8.5(f) for debts, liabilities and other obligations of the Partnership.

(c) Notwithstanding anything to the contrary contained in this Section 12.2, the General Partner and any person acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless the following conditions are met:

(1) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or

(2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or

(3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and

(4) in the case of subsection (c)(3), a court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority where Units were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised and consider the positions of the securities regulatory authorities of those states (i) which are specifically set forth in this Agreement and (ii) in which plaintiffs claim they were offered or sold Units.

(d) The Partnership may not incur the cost of that portion of liability insurance which insures the General Partner for any liability as to which the General Partner is prohibited from being indemnified under this section.

(e) The provision of advancement from Partnership funds to a General Partner or its Affiliates for legal expenses and other costs incurred as a result of any legal action is permissible if the following conditions are satisfied:

(1) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership;

(2) the legal action is initiated by a third party who is not a Partner, or the legal action is initiated by a Partner and a court of competent jurisdiction specifically approves such advancement; and

(3) the General Partner or its Affiliates undertake to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which such person is not entitled to indemnification under this section.

ARTICLE XIII

LIMITED PARTNERS

Section 13.1. No Role in Management

The Limited Partners shall not participate in the management or control of the Partnership’s business nor shall they transact any business for the Partnership, nor shall they have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

Section 13.2. Bankruptcy, Death or Incompetency

The termination, dissolution, bankruptcy (as defined in Section 16.2), death or incompetency (as defined in Section 14.3) of a Limited Partner shall not cause a dissolution of the Partnership, but the right of such Limited Partner to share in the Net Profits and Net Losses of the Partnership shall, on the happening of such an event, devolve on its legal representatives, heirs, administrators, executors or successors, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. The legal representatives, heirs, administrators, executors or successors of such Limited Partner shall be liable for all the obligations of such Limited Partner under this Agreement. However, in no event shall such representatives, heirs, administrators, executors or successors become a Limited Partner without the consent of the General Partner.

Section 13.3. Limited Liability of Limited Partners

Upon acceptance of a Limited Partner’s Subscription Agreement by the General Partner and receipt by the General Partner of the entire Capital Contribution of that Limited Partner, the interest in the Partnership owned by that Limited Partner shall be fully paid and nonassessable. Except as provided under the Act, no Limited Partner shall be liable for Partnership obligations in excess of the capital contributed by him, plus his share of undistributed Net Profits credited to his Capital Account.

ARTICLE XIV

TRANSFER OF INTERESTS BY LIMITED PARTNERS

Section 14.1. Restriction on Transfers

A Limited Partner may not sell, transfer, assign, donate or otherwise convey the whole or any part of his Partnership Interest except as provided in this Article XIV.

Section 14.2. Bankruptcy, Death or Incompetency

Upon the termination, dissolution, bankruptcy (as defined in Section 16.2), death or incompetency (as defined in Section 14.3) of a Limited Partner, the legal representatives, heirs, administrators, executors or successors (hereinafter “Representative”) shall succeed to the right of the Limited Partner to share in the Net Profits and Losses of the Partnership, subject to the terms and conditions of this Agreement. At the end of the Accounting Period in which the termination, dissolution, bankruptcy, death or incompetency occurs, the interest of the referenced Limited Partner shall be redeemed completely in the manner provided in Section 8.5.

Section 14.3. Definition of Incompetency

For purposes of this Agreement, a Partner shall be considered “incompetent” upon the appointment by a court of a guardian, committee, conservator, curator or similar personal representative to manage his property, business and affairs.

Section 14.4. Admission of Substituted Limited Partners

(a) Anything in this Agreement to the contrary notwithstanding, no assignee of the whole or any portion of a Limited Partner’s interest in the Partnership shall have the right to become a Substituted Limited Partner in place of his assignor unless the assigning Limited Partner shall designate his intention in a written instrument of assignment and unless the written consent of the General Partner to such substitution shall be obtained (which consent shall not be unreasonably withheld), except that the economic benefits of ownership may be transferred or assigned without regard to such consent if the transfer or assignment will not cause a violation of any applicable securities laws, cause a termination of the Index Fund or cause the Index Fund to be classified as an association taxable as a corporation.

(b) Notwithstanding the granting of the aforementioned consent by the General Partner, the admission of an assignee as a Substituted Limited Partner shall be further conditioned upon:

(1) The assignment instrument being in form and substance reasonably satisfactory to the General Partner;

(2) The assignor and assignee named therein executing and acknowledging such other instrument or instruments as the General Partner may deem necessary or desirable to effectuate such admission;

(3) The assignee’s written acceptance and adoption of all of the terms and provisions of this Agreement as the same may have been amended;

(4) The assignee’s execution of a Power of Attorney in the form described in Article XXI;

(5) Such assignee paying or obligating himself to pay all reasonable expenses connected with such admission (the amount of such expenses to be determined by the General Partner); and

(6) The submission to the General Partner of an opinion of counsel, in form and substance satisfactory to the General Partner, that the transfer of the interest in the Partnership and the admission of the Substituted Limited Partner, will not cause a violation of any applicable securities laws, cause a termination of the Partnership pursuant to the Code or cause the Partnership to be classified as an association taxable as a corporation.

(c) In no event shall an interest in the Partnership be assigned or transferred to a minor or incompetent. Any such transfer shall be void and ineffectual and shall not bind the Partnership.

(d) No transfers may be made where, after the transfer, either the transferee or transferor would hold less than the minimum number of Units equivalent to an initial minimum purchase, except for transfers by gift, inheritance, intrafamily transfers, family dissolutions, and transfers to Affiliates, except this restriction will not prevent a transferor from transferring all of the remaining Units held by the transferor.

(e) Upon advice of counsel, the General Partner shall eliminate or modify any restrictions on substitutions or assignment at such time as the restriction is no longer necessary.

ARTICLE XV

WITHDRAWAL OR SUBSTITUTION OF GENERAL PARTNER

Section 15.1. Withdrawal of a General Partner

(a) The General Partner may not withdraw as General Partner until the General Partner tenders at least one hundred twenty (120) days’ prior written notice of withdrawal to all the then Partners. If the General Partner withdraws as General Partner and the Limited Partners elect to continue the Partnership, the withdrawing General Partner shall pay all expenses incurred as a result of its withdrawal. In the event of removal or withdrawal of the General Partner, the General Partner is entitled to a redemption of its interest in the Partnership at its Net Asset Value on the next date as of which the Net Assets of the Partnership are determined following the date of the General Partner’s removal or withdrawal.

(b) If the General Partner should, at any time, be an individual, such General Partner may, at any time, substitute for himself as a General Partner, any entity in which he has not less than a 75% beneficial ownership interest in the substituted entity and any General Partner which is an entity may, at any time, substitute for itself any individual who has at least a 75% beneficial interest in such entity.

(c) In any substitution provided for in paragraph (b) of this Section 15.1, the substituting Partner must agree in writing to (i) continue to fully perform, as the designated representative of such entity, his or its duties and responsibilities and (ii) maintain such ownership interest as long as such individual or entity is a Partner.

ARTICLE XVI

DISSOLUTION OF THE PARTNERSHIP

Section 16.1. Dissolution Events

The happening of any one of the following events shall work an immediate dissolution of the Partnership:

(1) The bankruptcy (as defined in Section 16.2) or withdrawal from the Partnership of the General Partner;

(2) The disposition of all or substantially all of the Partnership’s assets;

(3) The decision by the General Partner to dissolve the Partnership; or

(4) The agreement by Limited Partners holding more than fifty percent (50%) of the then outstanding Partnership Interests owned by Limited Partners to dissolve the Partnership (subject to the provisions of Section 22.1).

Section 16.2. Definition of Bankruptcy

For purposes of this Agreement, the “bankruptcy” of a Partner shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by the Partner for, or a consent to, the appointment of a trustee of his assets, (ii) the filing by the Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they come due, (iii) the making by the Partner of a general assignment for the benefit of creditors, (iv) the filing by the Partner of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding, or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Partner a bankrupt or appointing a trustee for his assets.

ARTICLE XVII

ADDITIONAL PROVISIONS CONCERNING DISSOLUTION OF THE PARTNERSHIP

Section 17.1. Liquidation of Partnership Property

(a) In the event of the dissolution of the Partnership, the General Partner shall commence to wind up the affairs of the Partnership and to liquidate the Partnership’s property. The Partners shall continue to share Net Profits and Net Losses (and any Refco Inc. bankruptcy related income or expense) during the period of liquidation in the same proportion as before the dissolution. The General Partner shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property, including securities positions, in a prompt, reasonable and orderly manner, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The proceeds of the liquidation and of any other funds of the Partnership shall be distributed and allocated among all Partners in proportion to the credit balances in their respective Capital Accounts, after all allocations of Net Profits and Net Losses earned and incurred in the course of liquidation, pursuant to Article IX. The General Partner shall set up such cash reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Any such cash reserves shall be held and applied by the General Partner until the General Partner in its sole and absolute discretion shall determine that such reserves may be terminated, at which time the balance shall be allocated among all Partners in proportion to the credit balances in their respective Capital Accounts.

(b) If, at the appropriate time, there is no General Partner, a majority of the Limited Partners, voting by Units, may elect a liquidating trustee who shall have all of the powers of a General Partner in liquidating the Partnership. For purposes of this Article 17 only, the term “General Partner” shall also include any such liquidating trustee.

Section 17.2. Final Accounting

Within a reasonable time following the completion of the liquidation of the Partnership’s Property, the General Partner shall supply to each of the Partners a statement, audited by the Partnership’s regular independent public accountants, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation and each Partner’s pro rata portion of Distributions pursuant to Section 17.1.

Section 17.3. Rights of Partners on Liquidation

Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of Net Profits or Losses thereof, and shall have no recourse therefore (upon dissolution or otherwise) against the General Partner or any Limited Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership, except as otherwise determined by the General Partner.

Section 17.4. Filing Final Documents

Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner, shall have the authority to execute and record a Certificate of Cancellation of the Partnership, as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

ARTICLE XVIII

NOTICES

All notices and demands required or permitted under this Agreement shall be in writing and may (except in the event of a strike involving the U.S. Postal Service) be sent by certified or registered mail, postage prepaid, to the Partners at their addresses as shown from time to time on the records of the Partnership. Any Partner may specify a different address by notifying the General Partner in writing of such different address.

ARTICLE XIX

BOOKS OF ACCOUNT, ACCOUNTING AND REPORTS

Section 19.1. Books of Account and Monthly Report

The General Partner shall keep proper and complete records and books of account of the Partnership in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The records and books of account shall be kept at the principal place of business of the Partnership and each Limited Partner and his authorized representatives shall have at all times, during reasonable business hours, free access to and the right to inspect such books of account; provided that such inspection is made in good faith and without any intent to damage the Partnership or any of the Partners. In addition, the General Partner shall furnish to the Limited Partners monthly account statements reporting the activities of the Partnership during such month. The general partner shall maintain and preserve the above records for a period of at least five years.

Section 19.2. Annual Report and Other Reports

The Partnership books and records shall be audited annually by independent accountants. The Partnership will cause each Partner to receive (i) within 90 days after the close of each fiscal year, audited financial statements including a balance sheet and statements of income and partners’ equity for the fiscal year then ended and the average round turn rate for the fiscal year, and (ii) within 75 days after the close of each fiscal year, such tax information as is necessary for each Partner to complete his or her federal income tax return. Within 45 days after each fiscal quarter, the Partnership shall cause each Partner to receive unaudited financial statements including a balance sheet and statements of income and Partner’s equity for the fiscal quarter then ended. In addition, within 30 days after the end of each month the Partnership will provide each Limited Partner with reports showing Net Assets and Net Asset Value per Unit of Partnership Interest as of the end of such month, as well as information relating to the advisory and brokerage fees and other expenses incurred by the Partnership during such month. Both annual and monthly reports shall include such additional information as the CFTC may require under the Commodity Exchange Act to be given to participants in commodity pools such as the Partnership. The General Partner shall calculate the Net Asset Value per Unit of Partnership Interest daily and shall make such information available upon the request of a Limited Partner for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership. The General Partner will submit to state securities law administrators any information which such administrators require to be filed, including, but not limited to, copies of the annual and monthly reports to be provided to Limited Partners.

In addition, if any of the following events occur, notice of such event shall be mailed to each Limited Partner within seven business days of the occurrence of the event: (i) a decrease in the Net Asset Value of a Unit of Partnership Interest to 50% or less of the Net Asset Value most recently reported; (ii) any material change in contracts with advisors including any change in advisors or any modification in connection with the method of calculating the General Partner Profit Distribution; (iii) any change in futures commission merchants of the Index Fund or any change in payment of brokerage commissions on a round turn basis; (iv) any change in the General Partner; (v) any material change in the Partnership’s trading policies; or (vi) any other material change affecting the compensation of any party. Any notice sent pursuant to this paragraph will include a description of the Limited Partners’ voting rights and/or redemption rights under this Agreement.

Section 19.3. Tax Returns and Elections

The General Partner shall cause income tax returns for the Partnership to be prepared and filed with the appropriate governmental authorities. Within seventy-five (75) days after the close of each fiscal year of the Partnership, the General Partner shall send to each person who was a Partner at any time during the fiscal year then ended such information as will be sufficient to prepare documents which may be required to be filed under Federal income tax laws and other Federal laws. The General Partner shall, in its sole and absolute discretion, make all elections under applicable provisions of the Code as shall be necessary or, when optional, in the interest of the Partnership, and shall timely file all such elections as made.

Section 19.4. Partnership Funds

The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and shall not employ, or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

The funds of the Partnership shall be deposited in such bank account or accounts in the name of the Partnership, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the General Partner. Amounts deposited in the Partnership accounts shall be used solely for the business of the Partnership. All withdrawals from any such bank accounts and all liquidations of such investments shall be made by the duly authorized agent or agents of the General Partner. Partnership funds shall be separately identified from those of any other person.

The Partnership shall make no loans. Assets of the Partnership shall not be commingled with assets of any other entity. Government securities and bank deposits shall not be deemed to be loans. Deposit of assets with a bank, futures commission merchant, broker-dealer or government securities dealer shall not constitute commingling. Except as provided herein, no person may receive, directly or indirectly, any fee for investment advice or management who shares or participates in any brokerage commissions or fees from transactions for the Partnership; no broker (including the General Partner and its affiliates) may pay, directly or indirectly, rebates or “give ups” to any trading advisor; and such prohibitions shall not be circumvented by any reciprocal business arrangements.

No loans shall be made available to the Partnership by the General Partner or any of its affiliates.

ARTICLE XX

AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT; MEETINGS

Section 20.1. Amendment with Consent of the General Partner

If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement (including the Partnership’s basic investment policies set forth in Article IV hereof), such amendment shall be effective only if approved in writing by the General Partner and by Limited Partners owning more than 50% of the Units of Partnership Interest then outstanding and if made in accordance with the Act. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement. The General Partner may amend this Agreement without the consent of the Limited Partners in order to (i) clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Agreement and the Prospectus); (ii) delete or add any provision of or to the Agreement required to be deleted or added by the staff of any federal or state agency (including, without limitation, the SEC or CFTC); or (iii) make any amendment to the Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed herein or to change the name of the Partnership), provided that such amendment is not adverse to the Limited Partners or is required by law.

Section 20.2. Meetings

Upon receipt of a written request signed by Limited Partners owning at least 10% of the Units of Partnership Interest then outstanding, delivered in person or by certified mail, that a meeting of the Partnership be called to vote upon any matter which the Limited Partners may vote upon pursuant to this Agreement, the General Partner shall, by written notice, either in person or by certified mail, to each Limited Partner of record mailed within fifteen days after receipt of such request, call a meeting of the Partnership. Such meeting shall be held at least thirty but not more than sixty days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting. A copy of the list of names and addresses of all Partners shall be mailed to any Limited Partner or his representative requesting, in writing, such a list, within ten days of the request; provided, however, that the General Partner may require written confirmation that such information will be used only for a bona fide Partnership, and not a commercial, purpose. The cost of reproduction and mailing of such is to be borne by the requesting Limited Partner and paid in advance.

Section 20.3. Amendments and Actions Without Consent of the General Partner

At any meeting called pursuant to Section 20.2, upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of the outstanding Units of Partnership Interest, the following actions may be taken: (i) this Agreement may be amended in accordance with the Act; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new General Partner may be admitted immediately prior to the removal of the General Partner provided that the new General Partner of the Partnership shall continue the business of the Partnership without dissolution; (iv) if the General Partner elects to withdraw from the Partnership a new General Partner or General Partners may be admitted immediately prior to withdrawal of the General Partner provided that the new General Partner of the Partnership shall continue the business of the Partnership without dissolution; (v) any contracts with the General Partner, any of its affiliates or any commodity trading advisor to the Partnership may be terminated on sixty days’ notice without penalty; and (vi) the sale of all the assets of the Partnership may be approved.

Section 20.4. Continuation

Upon the assignment by the General Partner of all of its interest in the Partnership, or the withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Act, the Partnership is not dissolved and is not required to be wound up by reason of such event if, within 90 days after such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner. In the event of the withdrawal by the General Partner and the continuation of the Partnership pursuant to this paragraph, the General Partner shall pay all expenses incurred as a result of its withdrawal.

Section 20.5. Amendment of Certificate of Limited Partnership

In the event this Agreement shall be amended pursuant to this Article XX, the General Partner shall amend the Certificate of Limited Partnership to reflect the change if it deems such amendment of the Certificate to be necessary or appropriate.

ARTICLE XXI

POWER OF ATTORNEY

Each of the Limited Partners irrevocably constitutes and appoints the General Partner, as its true and lawful attorney, in its name, place and stead, to make, execute, acknowledge and file:

(1) A Certificate of Limited Partnership under the laws of the State of Illinois;

(2) Any certificate or other instrument which may be required to be filed by the Partnership, including an Application for an Assumed Name Certificate under the laws of the State of Illinois (or any other state for which the General Partner shall deem it advisable to file, upon advice of counsel); and

(3) Any and all amendments or modifications of the instruments described above; it being expressly intended by each of the Limited Partners that the foregoing power of attorney is coupled with an interest. The foregoing power of attorney shall survive the delivery of an assignment by any of the Limited Partners of the whole or any portion of his Partnership Interest except that where an assignee of such Partnership Interest has been approved by the General Partner as a Substituted Limited Partner, then the foregoing power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any and all instruments necessary to effectuate such substitution. A similar power of attorney shall be one of the instruments which the General Partner shall require an assignee of a Limited Partner to execute as a condition of his admission as a Substituted Limited Partner.

ARTICLE XXII

MISCELLANEOUS

Section 22.1. Limitation of Limited Partners’ Voting Rights

Notwithstanding any other provisions of this Agreement, the rights to vote provided to the Limited Partners under this Agreement shall be null and void and of no effect or existence and shall not be exercisable if the Partnership shall have received an opinion of counsel (obtained by the General Partner or any Limited Partner), other than counsel for the General Partner (unless such counsel shall have been approved by Limited Partners holding more than half of the then outstanding Partnership Interests owned by Limited Partners), to the effect that the exercise of such rights will adversely affect the status of such holders as Limited Partners, including their limited liability. If the General Partner does not intend to obtain such opinion, it will so indicate by written notice to the Limited Partners. If no such opinion has been obtained by a Limited Partner within 15 days of such notice, the Limited Partners shall proceed with a vote on the particular contemplated action; provided, however, that the approval of an opinion of counsel by the Limited Partners with respect to a particular contemplated Partnership action shall not affect their rights to vote on other future actions as provided in this Agreement.

Section 22.2. Entire Agreement

This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

Section 22.3. Governing Law

This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois, without regard to conflicts of law issues.

Section 22.4. Binding on Successors and Assigns

Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

Section 22.5. Singular and Plural, Masculine and Feminine

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

Section 22.6. Captions

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 22.7. Severability

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 22.8. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, each Limited Partner may become a signatory to this Agreement by executing a Subscription Agreement. By such execution, each Limited Partner shall be deemed to have adopted, and to have agreed to be bound by, all of the provisions of this Agreement. The original of this Agreement executed by the General Partner and the duly executed Subscription Agreements, taken together, shall constitute a single instrument.

Section 22.9. Further Assurances

Each of the Limited Partners agrees hereafter to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents and to take all such further action as may be required by law or deemed by the General Partner to be necessary or useful in furtherance of the Partnership’s purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

BEELAND MANAGEMENT COMPANY, L.L.C

By:	/S/ WALTER T. PRICE III
Walter T. Price III
Managing Member, As General Partner

All Limited Partners admitted as Limited Partners of the Partnership, pursuant to powers of attorney executed in favor of, and granted and delivered to, the General Partner:

BEELAND MANAGEMENT COMPANY, L.L.C

By:	/S/ WALTER T. PRICE III
Walter T. Price III
Managing Member

ANNEX A TO LIMITED PARTNERSHIP AGREEMENT

REQUEST FOR REDEMPTION OF UNITS IN

ROGERS INTERNATIONAL RAW MATERIALS FUND, L.P.

The undersigned, a limited partner of Rogers International Raw Materials Fund, L.P. (the “Index Fund”), hereby provides notice to Fund Dynamics, LLC, 141 West Jackson Blvd., Suite 1340A, Chicago, IL 60604 (the “Redemption Agent”), and to Beeland Management Company, L.L.C., 141 W. Jackson Blvd., Suite 1340A, Chicago, Illinois 60604 (the “General Partner”) of its desire to withdraw or redeem all or a portion of the credit balance from its capital account.

1.	Type of Withdrawal (check one):

☐	Complete Withdrawal

☐	Partial Withdrawal

If a Partial Withdrawal, specified below is either the percentage of the credit balance in the Capital Account that the limited partner wishes to withdraw or the dollar amount of capital which the limited partner wishes to have returned to him. (Any such withdrawals may only be in increments of a unit’s Net Asset Value, as defined in the Index Fund’s Agreement of Limited Partnership, as amended):

             % OR $

The redemption price per unit will be the Net Asset Value per unit as of the close of business on the withdrawal date.

2.	Desired Withdrawal Date:

(Note: The withdrawal date must be the last trading day of a month and at least six (6) business days following the date hereof.)

3.	The undersigned requests that the withdrawn amounts be delivered to: at the following address:

Any redemption request approved by the general partner or its agent shall be effective as of the close of business on the redemption date specified above.

Name of Limited Partner

Signature of Limited Partner